Exhibit 11.1

Calculation of weighted average for the six month period ended June 30, 2001

Sideware Systems Inc.

Beginning Balance                    60,886,415


Date of issue       No. of Shares      Contribution to   Ending Balance
                    Issued             Weighted Avg.

Feb. 22, 2001       5,229,752          3,689,881         64,576,296



Total weighted average shares outstanding:   64,576,296
Less shares held in escrow:                     970,378
                                             ----------
Balance:                                     63,605,918


Net loss for the period:       		     $8,802,595

Net loss per share                          $      0.14